PRESS RELEASE

                         FOR IMMEDIATE RELEASE                          Contact:
                               April 21, 2005                     Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                   (309)743-7745

                               QCR Holdings, Inc.
      Announces Earnings Results For the First Quarter Ended March 31, 2005

QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) today announced earnings for the first quarter ended March 31, 2005 of $1.3 million, or basic earnings per share of $0.29 and diluted earnings per share of $0.29. For the same quarter one year ago, the Company reported earnings of $836 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19. All share and per share data in this press release and accompanying schedules has been retroactively adjusted to reflect a 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2004.

Earnings for the first quarter of the prior year were impacted by the write-off of $747 thousand of unamortized issuance costs associated with the redemption of $12.0 million of trust preferred securities originally issued in 1999. The write-off of these costs, combined with the additional interest costs of supporting both the original and new securities issued in February 2004, resulted in an after-tax reduction to net income during the first quarter of 2004 of $558 thousand, or $0.13 in diluted earnings per share. Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs of the new securities, net income for the three months ended March 31, 2004 would have been $1.4 million. Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented. Management believes that the refinancing strategy will continue to provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 5.94%, as compared to a rate of 9.2% on the 1999 fixed rate securities.

"The most significant event in our first quarter was the opening of Rockford Bank and Trust Company, which began operations as our third bank charter on January 3, 2005," stated Doug Hultquist, President and Chief Executive Officer. He continued, "Our Company is proud to be a part of the Rockford community. We are pleased with the market's reaction to our model of experienced bankers providing high levels of service and creating meaningful and satisfying experiences for our customers."

President Hultquist added, "Despite the anticipated start-up losses that a new charter brings, we are pleased by our first quarter earnings. Both net interest income and noninterest income have shown improvement from one year ago, as total revenue increased by $2.4 million, or 21%. Also, during the first quarter of 2005, earnings were positively impacted by a $556 thousand reduction in the provision for loan losses, when compared to the previous year. The successful resolution of some large credits in Quad City Bank's loan portfolio, through payoff, credit upgrade, or the acquisition of additional collateral or guarantees, resulted in reductions to both provision expense and the level of allowance for loan losses." He continued, "We are very pleased with the $712 thousand increase in net interest income for the first quarter of 2005, when compared to one year ago. We also reported improvement in non-interest income of $355 thousand, or 15%, primarily due to a large, one-time sales transaction at one of our associated companies. In summary, our solid increases in net interest income and non-interest income, of 12% and 15%, respectively, have essentially offset the expected operating losses of the new charter and allowed us to maintain our core earnings of one year ago."

Michael Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust stated, "During the first quarter of 2005, the Company grew total assets at an annualized pace of 10%. Premises and equipment grew $3.1 million during the quarter, as the Company is investing in new facilities at all three of its subsidiary banks. On January 3, 2005, Rockford Bank & Trust began operations under its own charter in its permanent location in downtown Rockford. Quad City Bank & Trust opened its fifth banking facility located in the Five Points area of west Davenport on March 17, 2005. Cedar Rapids Bank & Trust continues its construction of both a new main office in downtown Cedar Rapids, which is scheduled to open in July 2005, and a branch facility located in northern Cedar Rapids on Council Street, which is anticipated to open in June 2005."

Quad City Bank & Trust, the Company's first subsidiary bank, grew to total assets of $638.7 million at March 31, 2005, which was an increase of 7%, or $39.9 million, from March 31, 2004. At the close of the first quarter of 2005, Quad City Bank & Trust had net loans of $461.8 million, deposits of $415.6 million, and solid profitability, as the bank realized after-tax net income of $1.6 million, which was an increase of $224 thousand, or 16%, from the first quarter of 2004.

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

Cedar Rapids Bank & Trust has continued to experience outstanding growth, reaching total assets of $238.4 million at March 31, 2005, for an increase of $67.4 million, or 39%, from one year before. At the end of the first quarter of 2005, Cedar Rapids Bank & Trust had net loans of $178.5 million, deposits of $170.5 million, and significantly improved profitability, as the bank realized after-tax net income of $327 thousand, which was more than double the $144 thousand in net income for the same quarter in 2004.

Rockford Bank & Trust was capitalized on January 3, 2005 with $10.0 million in funds provided by the Company. The funds were obtained through a combination of $5.0 million of equity, which was raised in a private placement of QCR Holdings stock, and $5.0 million of debt. At March 31, 2005, Rockford Bank & Trust reached total assets of $13.6 million, net loans of $3.5 million, and deposits of $3.9 million. For the first quarter of 2005, Rockford Bank & Trust experienced a net operating loss of $343 thousand.

The Company's total assets increased $21.8 million, or 3%, to $891.9 million at March 31, 2005 from $870.1 million at December 31, 2004. During the same period, net loans increased by $4.7 million, or 1%, to $643.8 million from $639.1 million at December 31, 2004. Non-performing assets decreased to $9.2 million at March 31, 2005 from $10.7 million at December 31, 2004. Total deposits increased slightly to $588.2 million at March 31, 2005 when compared to $588.0 million at December 31, 2004. Stockholders' equity rose to $51.6 million at March 31, 2005 as compared to $50.8 million at December 31, 2004, primarily as the result of net income and the net increase in shares of common stock, partially offset by a decrease in fair value of securities classified as available for sale.

"Nonaccrual loans at March 31, 2005 were $7.1 million, of which $6.1 million, or 85%, resulted from five large commercial lending relationships at Quad City Bank & Trust. At quarter end, accruing loans past due 90 days or more were $551 thousand, of which $396 thousand, or 72%, were the result of two additional lending relationships at Quad City Bank & Trust. By mid April, one of these relationships totaling $175 thousand had brought its payment status current. In addition, Quad City Bank & Trust charged off $726 thousand in the first quarter on one nonperforming loan, which contributed to the reduced level of nonaccrual loans," stated Chairman Bauer. He explained, "We are pleased with the $1.5 million decrease in non-performing assets since the end of 2004, and improved credit quality will remain a strong focus throughout the coming quarters. The existence of either a strong collateral position, a governmental guarantee, or an improved payment status on several of the nonperformers has significantly reduced the Company's exposure to loss. " He continued, "Quad City Bank & Trust continues to work for resolutions with all of these customers. Management is continually monitoring the Company's loan portfolio and the level of our allowance for loan losses. The allowance for loan losses to total loans was 1.35% at March 31, 2005. Our efforts are ongoing to improve the overall quality of our loan portfolio."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.


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

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and
(xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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


                                                         As of
                                         ---------------------------------------
                                         March 31,    December 31,    March 31,
                                           2005           2004          2004
                                         ---------------------------------------
(dollars in thousands, except
  share data)

SELECTED BALANCE SHEET DATA
Total assets .........................   $  891,862    $  870,084    $  767,861
Securities ...........................   $  155,741    $  149,561    $  131,436
Total loans ..........................   $  652,637    $  648,351    $  561,665
Allowance for estimated loan losses ..   $    8,841    $    9,262    $    9,476
Total deposits .......................   $  588,248    $  588,016    $  512,233
Total stockholders' equity ...........   $   51,569    $   50,774    $   42,954
Common shares outstanding ............    4,509,883     4,496,730     4,218,993
Book value per common share ..........   $    11.43    $    11.29    $    10.18
Full time equivalent employees .......          257           243           222
Tier 1 leverage capital ratio ........        7.83%         7.81%         7.40%



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


                                                            As of
                                              ----------------------------------
                                              March 31,  December 31,  March 31,
                                                2005        2004          2004
                                              ----------------------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans ..........................    $  7,118    $  7,608    $  5,800
Accruing loans past due 90 days or more ...         551       1,133       1,607
Other real estate owned ...................       1,574       1,925          --
                                               ---------------------------------
Total nonperforming assets ................    $  9,243    $ 10,666    $  7,407
                                               ---------------------------------

Net charge-offs (calendar year-to-date) ...    $    723    $    753    $     24

Loan mix:
  Commercial ..............................    $531,263    $532,830    $463,651
  Real estate .............................      63,287      59,611      45,852
  Installment and other consumer ..........      58,087      55,910      52,162
                                               ---------------------------------
Total loans ...............................    $652,637    $648,351    $561,665
                                               ---------------------------------

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing .....................    $102,773    $109,362    $114,349
  Interest-bearing ........................     485,475     478,654     397,884
                                               ---------------------------------
Total deposits ............................    $588,248    $588,016    $512,233
                                               =================================


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

                                                              For the Quarter Ended
                                                      ------------------------------------
                                                      March 31,  December 31,    March 31,
                                                        2005        2004           2004
                                                      ------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ...................................   $  10,680    $  10,313     $   8,679
Interest expense ..................................       4,192        3,847         2,903
                                                      ------------------------------------
Net interest income ...............................       6,488        6,466         5,776
Provision for loan losses .........................         301         (364)          857
                                                      ------------------------------------
Net interest income after provision for loan losses       6,187        6,830         4,919
Noninterest income ................................       2,719        1,925         2,364
Noninterest expense ...............................       6,955        6,842         6,094
                                                      ------------------------------------
Income before taxes ...............................       1,951        1,913         1,189
Income tax expense ................................         627          626           353
                                                      ------------------------------------
Net income ........................................   $   1,324    $   1,287     $     836
                                                      ====================================

Earnings per common share (basic) .................   $    0.29    $    0.30     $    0.20
Earnings per common share (diluted) ...............   $    0.29    $    0.29     $    0.19

AVERAGE BALANCES
Assets ............................................   $ 878,589    $ 855,227     $ 737,197
Deposits ..........................................   $ 593,243    $ 562,496     $ 509,820
Loans .............................................   $ 647,923    $ 636,515     $ 536,763
Stockholders' equity ..............................   $  51,161    $  46,905     $  41,642

KEY RATIOS
Return on average assets (annualized) .............        0.60%        0.60%         0.45%
Return on average common equity (annualized) ......       10.35%       10.98%         8.03%
Net interest margin (TEY) .........................        3.26%        3.32%         3.45%
Nonperforming assets / total assets ...............        1.04%        1.23%         0.96%
Net charge-offs / average loans ...................        0.11%        0.08%         0.00%
Allowance / total loans ...........................        1.35%        1.43%         1.69%
Efficiency ratio ..................................       75.54%       81.53%        74.87%

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

                                                                 For the Quarter Ended
                                                       ----------------------------------------
                                                        March 31,    December 31,    March 31,
                                                          2005           2004           2004
                                                       ----------------------------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs .   $       419   $       315    $       539
Trust department fees ..............................           735           626            681
Deposit service fees ...............................           381           394            409
Gain on sales of loans, net ........................           260           239            261
Securities gains (losses), net .....................            --           (72)            --
Earnings on cash surrender value of life insurance .           179           125             95
Investment advisory and management fees ............           140           120            126
Other ..............................................           605           178            253
                                                       ----------------------------------------
   Total noninterest income ........................   $     2,719   $     1,925    $     2,364

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits .....................   $     3,896   $     4,044    $     3,152
Professional and data processing fees ..............           613           584            465
Advertising and marketing ..........................           260           281            214
Occupancy and equipment expense ....................           976           900            731
Stationery and supplies ............................           148           150            137
Postage and telephone ..............................           196           186            166
Bank service charges ...............................           119           139            138
Insurance ..........................................           153            69            106
Loss on redemption of junior subordinated debentures            --            --            747
Other ..............................................           594           489            238
                                                       ----------------------------------------
   Total noninterest expenses ......................   $     6,955   $     6,842    $     6,094

WEIGHTED AVERAGE SHARES
Common shares outstanding (a) ......................     4,503,312     4,263,369      4,214,475
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan .......       107,987       105,310        124,145
                                                       ----------------------------------------
Adjusted weighted average shares (b) ...............     4,611,299     4,368,679      4,338,620

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share

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